Exhibit 3.6

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BYLAWS OF

IQI MEDIA INC.
(A California Corporation)

ARTICLE I	OFFICE

SECTION 1.1	PRINCIPAL EXECUTIVE OFFICE

The location of the principal executive office of the corporation shall be fixed by the board of directors. It may be located at any place within or without the state of California. If the office is located in California, the secretary of this corporation shall keep the original or a copy of these bylaws as amended to date at the principal executive office. If the principal executive office is located without the state of California, the bylaws shall be kept at the principal business office in California. As required by Section 1502 of the California Corporation Code, the officers of this corporation shall cause the corporation to file annual statement specifying the street address of the corporation principal executive office.

SECTION 1.2	BRANCH OFFICES

The corporation may have any other offices either within or without the state of California, the board of directors may designate from time to time, or may required by the corporation for day-to-day business activities.

SECTION 1.3	REGISTERED AGENT

The corporation shall have and maintain a registered agent in the State of California and in all other states in which it is required by applicable law.

ARTICLE II	ANNUALLY SHAREHOLDERS’ MEETING

SECTION 2.1	PLACE OF MEETINGS

Unless otherwise provided in the Articles of Incorporation, all meetings of the Shareholders shall be held at the principal executive office of the corporation within the State of California unless some other appropriate and convenient geographical location is designated for that purpose from time to time by a resolution of the Board of Directors.

SECTION 2.2	ANNUAL MEETING

An annually meeting of shareholders shall be held, each year, at the time and on the day and place of following:

Time of meeting:

Date of meeting:

Place of meeting

If the fixed day for annual meeting falls on a weekend day or a legal holiday, such meeting shall be held on the following business day at the same time or other time on such other day within such month shall be fixed by the Board of Directors. At the annual meeting, the shareholders shall elect a Board of directors to report the affairs of the corporation and for the transaction of business as may come before the meeting.

SECTION 2.3	CALL FOR SHAREHOLDERS’ MEETING

Shareholder’s meeting may be called by the Directors, the Chairman of the Board of Directors, the Vice Chairman of the Board of Director, the President, the Secretary, or by any Officers instructed by the Board of Directors to call for meeting. Special meeting may be called by one or more shareholders who hold not less than one-tenth of all outstanding shares of the corporation entitled to vote at the meeting.

SECTION 2.4	NOTICES OF SHAREHOLDERS’ MEETING

Notices of annual meeting or special meetings shall be given to shareholders in writing form not less than ten (10) nor more than sixty (60) days before the date of the meeting to each shareholder entitled to vote at the meeting. Such notice shall state the place, date and time of the meeting, and in case of a special meeting, the nature of the business to be transacted, and that no other business may be transacted, or in the case of an annual meeting, those matters which the board at the time of the mailing of the notice, intends to present for action by the shareholders, but subject to the provisions of Section 2.5 of this Article, any proper matter may be presented at the annual meeting for such action. The notice of any meeting at which directors are to be elected shall include the names of the nominees which intends at the time of meeting to be presented for election by the management.

Such notices shall be given either personally or by first-class mail or other means of written communication, addressed to the shareholder at the address of such shareholder appearing on the stock transfer records of the corporation or given by the shareholder to corporation for the purpose of notice, or, if no such address appears or is given, at the place where the principal executive office of the corporation is located or by publication at least once in a newspaper of general circulation in the county in which the said principal executive office is located.

Evidence of the giving of notices of meetings shall be deemed to be given at the time when such notices delivered personally or deposited in the United State mail with first-class postage prepaid or sent by any means of written communication.

When a meeting is adjourned to another place or time, notice of the adjourned meeting need not be given if the place and time thereof are announced at the meeting at which the adjournment is taken. If a meeting is adjourned for forty-five (45) days or more from the date set for the original meeting, or after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given to each shareholder. At the adjourned meeting, the corporation may transact any business which might have been transacted at the original meeting.

SECTION 2.5	SPECIAL MEETINGS OF SHAREHOLDERS

Special meetings of the Shareholders may be called at any time by the Board of Directors, Chairman of the Board of Directors, the President, or by one or more Shareholders holding not less than one-tenth (1/10) of the votes entitled to be cast on any issue proposed to be considered at the special meeting.

Upon receipt of a written request addressed to the Chairman, President, Vice President, or Secretary, mailed or delivered personally to such officer by any person (other than the Board) entitled to call a special meeting of Shareholders, such officer shall cause notice to be given to the Shareholders entitled to vote, and a meeting will be held at a time requested by the person or persons calling the meeting, not less than thirty-five (35) nor more than sixty (60) days after the receipt of such request.

SECTION 2.6	LIST OF SHAREHOLDERS

After the record date for a meeting has been fixed, the corporation shall prepare an alphabetized list of names, addresses and number of shares of all Shareholders for inspection by any shareholder beginning two days after the notice of the meeting is given.

SECTION 2.7	WAIVER OF NOTICE

The transaction of any meeting of shareholders, however, called and noticed, and wherever held, as valid as though had at a meeting duly held after regular call and notice, if a quorum is present, whether in person or by proxy, and if, either before or after the meeting, each of the persons entitled to vote, not present in person or by proxy, signs a written waiver of notice or a consent to the holding of the meeting or an approval of the minutes thereof. All such waivers and/or consents shall be filed with the corporate records or made part of the minutes of the meeting. No business to be transacted at the meeting, or the purpose of any annual or special meeting of the shareholders need to be specified in any written waiver of notice.

SECTION 2.8	WAIVER OF NOTICE OR CONSENT BY ABSENT SHAREHOLDERS

After called or noticed the transactions of any meeting of shareholders shall be valid as though had at a meeting duly, if a quorum is presented either in person or by proxy, either before or after the meeting, all shareholders entitled to vote not present in person or by proxy, sign a written waiver of notice, or a consent to the holding of such meeting or an approval of the minutes thereof. All such waivers, consents or approvals shall be filed with the corporate records or made a part of the minutes of the meeting. Shareholders attend the meeting shall constitute a waiver of notice, unless objection shall be made as provided in Sec. 601(e).

SECTION 2.9	ACTION WITHOUT MEETING

Unless otherwise provided in the Bylaws, any action that may be taken at any annual or special meeting of shareholders may be taken without a meeting and without prior notice if a consent, in writing, setting forth the action so taken, shall be signed by the shareholders having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted.

Unless the consents of all shareholders entitled to vote have been solicited in writing, notice given to shareholders if less than unanimous written consent before the consummation of the action authorized by such approval.

(1)	Notice of any shareholder approval pursuant to California Corporation Code Section 310 (approval of a contract or other transaction between the corporation and one or more of its directors has a material financial interest), Section 317 (indemnification by corporation of its director, officer, employee or agent arising out of court for administration and/or investigation proceeding), section 1201 (approval of the principal term of a reorganization), or section 2007 (approval of a plan of distribution of shares as part of the winding up of the corporation)without a meeting by less than unanimous written consent shall be given at least ten (10) days before the consummation of the action authorized by such approval, and

(2)	Prompt notice shall be given of the taking of any other corporate action approved by shareholders without a meeting by less than unanimous written consent, to all shareholders entitled to vote who have not consented in writing.

Notwithstanding any of the foregoing provisions of this bylaws, directors may not be elected by written consent except by the unanimous written consent of all shares entitled to vote for the election of directors.

SECTION 2.10	QUORUM

The holders of a majority of the share entitled to vote, represented in person or by proxy, shall constitute a quorum at a meeting of shareholders for the transaction of any business unless otherwise provided by law, by the Article of Incorporation, or by provisions of these bylaws. If a quorum is present, the affirmative vote of the majority of shareholders represented at the meeting and entitled to vote on any matter shall be the act of the shareholders, unless the vote of a greater number is required by law and except as provided in the following paragraphs of this section.

The shareholders present at a duly called or held meeting at which a quorum is present may continue to transact business until adjournment notwithstanding the withdrawal of enough shareholder to leave less than a quorum, if any action is approved by a majority of the shareholders require to initially constitute a quorum.

In the absence of a quorum, any meeting of shareholders may be adjourned from time to time by the vote of a majority of the shares represented either in person or by proxy, but no other business may be transacted unless otherwise provided in the foregoing paragraph of this section.

SECTION 2.11	VOTING

Only shareholders’ name stand on the stock records of the corporation are entitled to vote on any shareholder’s meeting, unless some other day be fixed by the board of directors for determination of shareholders of record, then on such other day be entitled to vote on such meeting.

According to California Corporation Code Section 13401 (d) a “disqualified person” shall have no voting power.

All qualified shareholders entitled to vote on any matter or issue to one vote for each share held, unless otherwise provided by law, by the Articles of Incorporation, or by provisions of these bylaws. Shareholders entitled to vote may vote his or her shares in favor of, or against any matter, proposal, or issue. Any shareholder entitled to vote may vote part of his or her shares and refrain from voting the remaining shares. If shareholder fails to specify the number of shares he or she is affirmatively voting, it will be conclusively presumed that the shareholder’s approving votes is with respect to all shares the shareholder is entitled to vote.

In order for a corporation to determine the shareholders entitled to notice of and to vote on any shareholder’s meeting, or entitled to receive payment of any cash or stock dividend or distribution, or any allotment of rights, or to exercise rights in respect to any lawful action. The board of directors may fix a record date in future not more than sixty (60)days or less than ten (10) days preceding the date of any shareholder’s meeting or entitled to receive payment of any cash or stock dividend or distribution, or any allotment of rights, or to exercise rights in respect to any lawful action.

If no record day is fixed:

(1)	The record date for determining shareholders entitled to notice of, or to vote, at a meeting of shareholders, shall be at the close of business on the business day next preceding the day on which notice is given or, if notice is waived, at the close of business on the business day next preceding the day on which the meeting is held.

(2)	The record date for determining the shareholders entitled to give consent to corporate actions in writing a meeting, when no prior action by the board is necessary, shall be the day on which the first written consent is given.

(3)	The record date for determining shareholders for any other purpose shall be at the close of business on the day on which the board adopts the resolution relating thereof, or the 60th day prior to the date of such other action, whichever is later.

SECTION 2.12	CUMULATIVE VOTING

All qualified shareholders are entitled to vote at any election of directors, may cumulate their votes and give one candidate a number of votes equal to the number of directors to be elected multiplied by the number of votes to which the shareholders’ shares are entitled, or distributed the shareholders’ votes on the same principle among as many candidates as he or she think fit.

All qualified shareholders shall not be entitled to cumulate votes unless the candidates’ names have been placed in nomination prior to vote and the shareholders have given notice at the meeting before the voting has begun that his or her intention to cumulate votes.

SECTION 2.13	PROXIES

Every shareholder entitled to vote may authorize another person or person to act by proxy in a meeting by filling a written proxy with the secretary of the corporation.

A proxy is invalid after the expiration of eleven (11) months from the date thereof unless otherwise provided in the proxy. Every proxy continues in full force and effect until revoked by the person executing it prior to the vote pursuant thereto unless otherwise provided by the General Corporation Law.

A “proxy” is a written authorization signed by a shareholder or a shareholder’s attorney in fact giving another person rights to vote or consent in writing with respect to the shares of such shareholder, and “signed” name on the proxy whether by manual signature, computer image – included but not limited to scanner and laser printer output, typewriting, telegraphic transmission or by any other means by such shareholder or such shareholder’s attorney in fact.

Revocation of proxy may be effected by sending a written statement stated that the proxy is revoked or by a subsequent proxy executed by the person executive the prior proxy and presented to the meeting, or attended at such meeting and vote in person by person executing the proxy. The dates contained on the forms of proxy presumptively determine the order of execution, regardless of the postmark on the envelope in which they were mailed.

A proxy is not revoked by the death or incapacity of the maker, unless, before the vote is counted, written statement of such death or incapacity is received by the corporation.

SECTION 2.14	SHAREHOLDERS’ AGREEMENT

A corporation elects to become a close corporation, an agreement between two or more shareholders thereof, if in writing and signed by the shareholders may provide that in exercising any voting rights the shares held by them shall be voted as provided therein or in section 706, any may otherwise modify these provisions as to shareholders’ meeting and actions.

Any shareholder’s agreement authorized by section 300 (b), shall only be effective to modify the term of these bylaws if this corporation elects to become a close corporation with appropriate filing or amendment of its Articles of Incorporation as required by section 202 and shall terminate when this corporation ceases to be a close corporation. Such an agreement cannot waive or alter Section 158, (defining close corporations), Section 202 (requirements of Articles of Incorporation), Section 500 and Section 501 relative to distributions, Section 111 (merger), Section 1201 (e) (reorganization) or Chapters 15 (Records and Reports) or Section 16 (Rights of Inspection), Section 18 (Involuntary Dissolution) or Section 22 (Crimes and Penalties), all of the California Corporations Code. Any other provisions of the Code or these Bylaws may be altered or waived thereby, but to the extent they are not so altered or waived, these Bylaws shall be applicable.

ARTICLE III	DIRECTORS

SECTION 3.1	RESPONSIBILITY OF DIRECTORS

Subject to the provisions of California Corporation Code Section 300 and any limitations in the articles relating to action required to be approved by the shareholders (section 153) or by the outstanding shares (section 152), or by a less than majority vote of a class or series of preferred shares (section 402.5), the business and affairs of the corporation shall be managed and all corporate powers shall be exercised by or under the direction of the board.

SECTION 3.2	NUMBER OF DIRECTORS

The authorized number of directors of the corporation shall be one (1) until changed by a duly adopted amendment of Articles of Incorporation or by an amendment to this bylaws by the vote or written consent of majority shareholders entitled to vote, as provided in section 212.

SECTION 3.3	ELECTION AND TENURE OF OFFICE

The directors shall be elected at the annual shareholders meeting to hold office until the next annual meeting. Each director, including a director elected to fill a vacancy, shall hold office until the expiration of the term and until a successor has been elected and qualified.

Director(s) is/are not required be citizen of the United States of America, resident of the State of California or any other states, or shareholder of this corporation.

SECTION 3.4	VACANCIES

A vacancy on the board of directors shall exist in case of death, resignation, unable to perform the duties of a director due to declared of unsound mind by an court or has been convicted of a felony, or in case of the shareholders fail to elect the full authorized number of qualified directors at any annual shareholder or special meeting.

Unless otherwise provided in the Articles of Incorporation or in this bylaws and except for a vacancy created by the removal of a director, vacancies on the board of directors may be filled by approval of the board, or if the number of directors in office is less than a quorum, by (1) the unanimous written consent of the directors in office, (2) the affirmative vote of a majority of the directors in office at a meeting held pursuant to notice or waivers of notice complying with this bylaws, or (3) a sole remaining director. Unless otherwise provided in the Articles of Incorporation or in this bylaws, vacancies occurred on the board due to removal of directors may be filled only by approval of the shareholders, elected director shall hold office until next annual shareholders meeting or a successor has been elected or qualified.

The shareholders may elect a director or directors at any time to fill any vacancy not filled by the directors, however, any such election by written consent shall require the consent of a majority of the shareholders entitled to vote.

No reduction of the authorized number of directors shall be removed before his or her term of office expires.

Any director may resign effective upon giving a written notice to the chairman of the board of directors, the president, the secretary, or vice-chairman of the board of director if any, unless the notice specifies a later time for the effectiveness of the resignation. If the resignation is effective at a later time, a successor may be elected to take office when the resignation becomes effective.

SECTION 3.5	REMOVAL OF DIRECTORS

The entire board of directors or any one of the directors may be removed without cause if such removal is approved by a majority of the shareholders entitled to vote, subject to the provisions of California Corporation Code section 303. Unless otherwise provided in the Articles of Incorporation, in this bylaws and exception of the provisions of the California Corporation Code section 302, 303 and 304, no director can be removed prior to the expiration of his or her term of office.

The superior Court of the proper county may, on the suite of shareholders holding at least 10 percent of the number of outstanding shares of any class, remove any directors in case of fraudulent or dishonest acts or gross abuse of authority or discretion with reference to the corporation and may bar from re-election any director so removed for a period prescribed by the court. The corporation shall be made a party to such action.

SECTION 3.6	NOTICE, PLACE, AND MANNER OF MEETING

Meetings of the board of directors may be called by the Chairman, the Secretary, , or the President, or the Vice-Chairman if any, or any two (2) of the directors. The meeting can held at any place, within or without the State of California, if not stated in the notice or if there is no notice, at the principal executive office of the corporation. Meetings of the board of directors may be held through use of video or telephone conference or any other communications equipment, as long as all directors participating in the meeting can hear one another. Accurate time of any meeting of the board of directors shall be maintained as required by General Corporation Code section 1500.

SECTION 3.7	ANNUAL AND REGULAR MEETINGS

An annual meeting of the board of directors shall be held without notice, at the same place as the annual shareholders meeting.

Regular meetings of the board of directors shall be held at such times and places as may be fixed by the board of directors, or in this bylaws. No call or notice is required for regular meetings.

SECTION 3.8	SPECIAL MEETING – NOTICE AND WAIVERS

Special meetings of the board of directors shall be held upon four (4) days’ notice by mail, or forty-eight hours’ notice delivered personally or by telephone, by telegraph, by fax or by email. If a notice is sent to a director by mail, it shall addressed to him or her at the address as it is shown in the corporate records, if the notice is sent by mail it shall be deposited in the United State mail, postage prepaid. A notice or waiver of notice need not specify the purpose of any special meeting of the board of directors.

When all the directors are present at any meeting of the board of directors, called or noticed, and either (a) sign a written consent thereto on the records of such meeting, or, (b) if a majority of the directors are present and if those not present sign a waiver of notice of such meeting or a consent to holding the meeting or an approval of the minutes thereof, whether before or after such meeting, consent or approval shall be filed with the secretary of the corporation, or, (c) if a director attends a meeting without notice but without protesting, prior thereto or at its commencement, then the transactions thereof are as valid as if had at a meeting regularly called and noticed.

SECTION 3.9	QUORUM

A quorum for any meeting of the board of directors shall consist of one-third of authorized number of directors or at least two directors, whichever is greater, until changed by amendment of this bylaws. Solely director constitutes a quorum, if the authorized number of director is only one.

Every act or decision done or made majority of the directors present at a meeting duly held at which a quorum is present is the act of the board, subject to the provision of California Corporation Code section 310 (approval of contracts and transactions in which a director has material financial interest); section 311 (designation of committees); and section 317(e) (indemnification of directors). A meeting at which a quorum is initially present may continue to transact business notwithstanding the withdrawal of directors, if any action taken is approval by at least a majority of the required quorum for such meeting.

SECTION 3.10	COMPENSATION

No salary shall be paid for the directors for their services but, by resolution, the board of directors may be paid for fixed sum and expense of attendance any regular or special meeting of the board of directors; provided that nothing herein contained shall be construed to preclude any director from serving the corporation in any other capacity and receiving compensation.

ARTICLE IV	OFFICERS

SECTION 4.1	OFFICERS

The officers of the corporation shall be a president, a vice-president, a secretary, and a chief financial officer. The corporation also may have such other officers with such titles and duties as shall be determined by the board of directors. The same person can hold more than one office at the same time.

SECTION 4.2	ELECTION

All officers of the corporation shall be elected by the board of directors at the annually or special board of directors’ meeting. All officers shall hold office until he or she shall resign or shall be removed or otherwise disqualified to serve, or a successor shall be elected and qualified.

SECTION 4.3	REMOVAL AND RESIGNATION OF OFFICERS

An officer under any contract of employment may be removed at any time, either with or without clause, by the board of directors at any regular or special meeting of the board of directors.

Any officer may resign at any time by giving a written notice to the board of directors, or to the president, or to the secretary of the corporation. Any such resignation shall take effect at the date of receipt of such notice or at any time specified in such notice; and, unless otherwise specified in such notice, the acceptance of the resignation shall not be necessary to make it effective. The removal or resignation of any office shall be without prejudice to the rights, if any, of the corporation under any contract to which the officer is a party.

SECTION 4.4	SUBORDINATE OFFICER

Any other officers may be appointed by the board of directors as the business of the corporation may require, each of them shall hold office for such period, have such authority and perform such duties which are provided in the bylaws or determine by the board of directors at any time.

SECTION 4.5	VACANCIES

A vacancy in any office due to death, removal, disqualification or any other cause shall be filled in the manner described in this bylaws for regular appointment to such office.

SECTION 4.6	PRESIDENT

The president, subject to the direction and controlled by the board of directors, shall be the chief executive officer of the corporation and, have general supervision, direction, and control of the business and affairs of the corporation. He or she shall preside at all board of directors and shareholders’ meeting. Unless otherwise stated by the board of directors and by these bylaws, the president shall have general powers and duties of management usually vested in the office of the president of a corporation, and shall have other powers and duties which may be prescribed by the board of directors or by these bylaws. The president shall be ex officio a member of all standing committee, including but not limited to executive committee.

SECTION 4.7	VICE PRESIDENT

In the absence or disability of the president, the vice president, in order of their rank as fixed by the board of directors, or if not ranked, any one of the vice president may appointed by the board of directors, shall perform all the powers and duties of the president, and be subject to all restriction, direction and control as the president have. Any one of the vice president shall have such other powers and perform such other duties at any time be prescribed by the board of directors or in these bylaws.

SECTION 4.8	SECRETARY

The secretary shall keep (a) a book of minutes of all regular and special meetings of directors and shareholders which stated that accurate time and place where the meeting held, in special meeting, how called and authorized; the notice given or waivers of notice received; the name of the directors present at the meeting, and the number of share present at the shareholders’ meetings; (b) a share register shows the names of the shareholders and their address, the number and classes of share held by each shareholder, the number and date of certificates issued for shares, and the number and date of cancellation of each certificate was surrendered for cancellation; (c) a copy or the original of the bylaws of the corporation, if any, amended or altered which was certified by him or her; (d) give notice to all meetings of directors and shareholders as required by law or by provisions of these bylaws; (e) be custody the seal of the corporation; (f) have such other powers and perform such other duties from time to time be prescribed by the board of directors or by these bylaws.

SECTION 4.9	TREASURER

The treasurer shall be the chief financial office of the corporation, shall (a) keep and maintain adequate and correct accounting records and books; (b) shall deposit and credit all moneys and any valuable items under the name of the corporation with such depositaries as may be designated by the board of directors; (c) keep and maintain adequate and correct accounts of the properties and all business transactions of the corporation, including accounts of assets, liabilities, receipts, disbursements, profits, losses, capital, and shares, the accounting records shall be inspect by any directors at any reasonable times; (d) disburse the fund as may be ordered by the board of directors and surrender all accounts of transactions of the corporation; (e) have such other powers and duties as may prescribed by the board of directors or in these bylaws.

SECTION 4.10	SALARIES

All officers in this cooperation shall pay a fixed amount of salary as their compensation for services. This fixed amount of salary may be reviewed by the board of directors annually.

ARTICLE V	COMMITTEES

SECTION 5.1	BOARD OF COMMITTEES

The board of committees, by resolution, be appointed and passed by a majority of the authorized number of directors, designate one or more committees, each consists of two or more directors, to serve at the pleasure of the board. Any director may be designated as alternate member of any committee, to replace any absent or disqualified member of at any meeting of the committee. Any such committee, to the extent provided in the resolution of the board, shall have all the authority of the board, except with respect to:

(1)	The approval of any action for which is required the approval of the shareholders or the approval of the outstanding shares.

(2)	The filling of vacancies on the board or in any committee.

(3)	The fixing of salary of the directors for serving on the board or in any committee.

(4)	The amendment or repeal of bylaws or the adoption of new bylaws.

(5)	The amendment or repeal of any resolution of the board which is not so amendable or repealable.

(6)	A distribution to the shareholders of the corporation, except at a rate or in a periodic amount or within a price range which is determined by the board of directors.

(7)	The appointment of other committees of the board or the members thereof.

ARTICLE VI	RECORDS AND REPORTS

SECTION 6.1	RIGHTS TO INSPECTION

In accordance with California Corporation Code section 1500, all books and records shall be open for inspection by any directors and shareholders at reasonable time, in the manner provided by California Corporation Code section 1600-1605.

SECTION 6.2	RECORDS AND BOOKS

The corporation shall keep and maintain adequate and correct accounting records and books, and record of all business transactions and properties. All such books, records and accounts shall be kept at its principal executive office in the State of California, as fixed by the board of directors at any time.

SECTION 6.3	INSPECTION BY SHAREHOLDERS

Inspection by a shareholder or a holder of voting trust certificate may be done in person or by attorney or by representative, the rights of inspection included by not limited to copy and make extracts.

Any shareholders or holders of voting trust certificate can open to inspection and copying share register at any time during usual business hours upon written demand on the corporation, for a purpose reasonably related to such holders’ interest as a shareholder or holder of voting trust certificate.

Any shareholders and holders of voting trust certificate can open to inspection the accounting books and records and minutes of proceedings of the shareholders and the board and committees of the board upon the written demand of the corporation at any reasonable time during usual business hours, for any proper purpose reasonably related to such holders’ interest as a shareholder or shareholders or holders of voting trust certificate.

Shareholders shall have all rights to inspect the original or copy of these bylaws, as amended to date and kept at the corporation’s principal executive office, at all reasonable times during business hours.

SECTION 6.4	INSPECTION BY DIRECTORS

All directors shall have absolute right to inspect and copy all books, records, and documents of every kind and to inspect the physical properties of the corporation, domestic of foreign at any reasonable time during usual business hours. Such inspection made by done by person or by attorney or by representative. The right of inspection included by not limited to copy and make extracts.

SECTION 6.5	AVAILABLE OF RECORD IN WRITTEN FORM

If any record is not maintained in written form, a request for inspection is not compiled with unless and until the corporation at its expense makes such record available in written form.

SECTION 6.6	ANNUAL FILINGS

Required by the Corporation Law, the corporation shall file statement of information annually and pay the filing fee.

SECTION 6.7	RECORD OF CHECKS & DRAFTS

All checks, drafts or other orders for payment of money, notes or indebtedness issued under the name of the corporation, shall be signed and endorsed by the person or persons, shall be determined by the Board of Directors.

SECTION 6.8	EXECUTION OF CONTRACTS

The Board of Directors may authorize any office or officers, agent or agents, to enter into any contract or execute any agreements on behalf of the corporation. Unless authorize by the Board of Directors, no officer, agent, or employees shall have any right to bind the corporation by any contract or agreement, or to pledge its credit, or to render liable for any amount.

SECTION 6.9	ANNUAL REPORT TO SHAREHOLDERS

The Board of Directors shall cause an annual report to be sent to the shareholders no later than 120 days after the close of the fiscal or calendar year. Waive of annual report send to shareholders so long as the corporation shall have less than 100 shareholders.

ARTICLE VII	CERTIFICATES AND TRANSFERS OF SHARES

SECTION 7.1	CERTIFICATES FOR SHARES

The corporation shall issue certificates for its share when fully paid. Each certificate of share of the corporation shall be issued in numerical order, and shall set forth the name of the recordholder of the shares represented thereby; the number , the designation, if any, and the class or series of shares represented thereby; the par value, if any, of the shares represented thereby, and such other statements, as applicable, prescribed by section 416-419 of the General Corporation Law of the State of California. The name and address of the recordholder, the number of share issued and the date of issue shall be entered on the stock transfer legend.

Each certificate for the shares shall be signed in the name of the corporation by the Chairman of the Board of Directors, if any, or by Vice Chairman of the Board of Directors, if any, or by the President, if any, or by the Vice President, if any, and by the Chief Financial Officer or the Secretary or an Assistance Secretary. Any of all of the signatures on a certificate for share may be a facsimile, a electronic or digitized signature. If any officer, transfer agent or registrar who has signed or placed a facsimile or electronic or digitized signature on the certificate for share, has ceased to be such officer, transfer agent or registrar before such certificate is issued, it may be issued by the corporation with the same effect as if such person were an office, transfer agent or registrar at the date of issue.

SECTION 7.2	TRANSFER OF SHARES

According to the General Corporation Law and/or Corporate Securities Law of 1968 which may restrict the transferable of shares. Transfer of shares of the corporation shall be made only on the recordholders of the corporation by the registered holders thereof, or by his/her legal representative who shall provide proper evidence of authority to transfer, or by his/her attorney thereunto authorized by power of attorney duly executed and filed with the Secretary of the corporation or with a transfer agent or a registrar, and on surrender of the cancellation of such shares.

SECTION 7.3	LOST OR DESTROYED CERTIFICATES FOR SHARES

The corporation may issue a new certificates for shares or for any other security in the place of any certificate which is alleged to have been lost, stolen or destroyed. Under such condition, the corporation may require such owner or his or her legal representative to give the corporation a bond, or other adequate security, sufficient to indemnify it against any claim that may be made against it, including any expense or liability, on the account of the alleged, theft or destruction of any certification or the issuance of such new certificate.

SECTION 7.4	RECORD DATE FOR SHAREHOLDERS

The Board of Directors may fix a time in the future as a record date for the determination of the shareholders entitled to notice of and to vote at any shareholders’ meeting or entitled to receive payment of any cash or stock dividend or distribution, or any allotment of rights, or to exercise rights in respect to any other lawful action. The fixed record date shall not more than sixty (60) days or less than ten (10) days prior to the date of the meeting nor more than sixty (60) days prior to any other action.

SECTION 7.5	CLOSE CORPORATION CERTIFICATES

All certificates representing shares of this corporation, in the event it shall elect to become a close corporation, shall contain the legend required by Section 418(c).

ARTICLES VIII	AMENDMENT OF ARTICLES

SECTION 8.1	AMENDMENT OF ARTICLES

A corporation may amend its articles from time to time, in any and as many respects as may be desired, so long as its articles as amended contain only such provisions as it would be lawful to insert in original articles filed at the time of the filing of the amendment and, if a change in shares or the rights of shareholders or an exchange, reclassification or cancellation of shares or rights of shareholders is to be made, such provisions as may be necessary to effect such change, exchange, reclassification or cancellation.

SECTION 8.2	AMENDMENT BEFORE SHARES ISSUED

Before any shares have been issued, any amendment of the articles may be adopted by a writing signed by a majority of the incorporators, if directors were not named in the original articles and have not been elected, or, if directors were named in the original articles or have been elected, by a majority of the directors.

SECTION 8.3	AMENDMENT AFTER SHARES ISSUED

After any shares have been issued, amendments may be adopted if approved by the board and approved by more than 50% the outstanding shares.

SECTION 8.4	AMENDMENT BY INCORPORATOR

If the amendments adopted by the incorporators or the board, the corporation shall file a certificate of amendment signed and verified by a majority of the incorporators or of the board, as the case may be, which shall state that the signers thereof constitute at least a majority of the incorporators or of the board, that the corporation has issued no shares and that they adopt the amendment or amendments therein set forth. In the case of amendments adopted by the incorporators, the certificate shall also state that directors were not named in the original articles and have not been elected.

A proposed amendment must be approved by the outstanding shares of a class, whether or not such class is entitled to vote thereon by the provisions of the articles, if the amendment would:

1.	Increase or decrease the aggregate number of authorized shares of such class

2.	Effect an exchange, reclassification, or cancellation of all or part of the shares of such class, including a reverse stock split but excluding a stock split.

3.	Effect an exchange, or create a right of exchange, of all or part of the shares of another class into the shares of such class.

4.	Change the rights, preferences, privileges or restrictions of the shares of such class.

5.	Create a new class of shares having rights, preferences or privileges prior to the shares of such class, or increase the rights, preferences or privileges or the number of authorized shares of any class having rights, preferences or privileges prior to the shares of such class.

6.	In the case of preferred shares, divide the shares of any class into series having different rights, preferences, privileges or restrictions or authorize the board to do so.

7.	Cancel or otherwise affect dividends on the shares of such class which have accrued but have not been paid.

ARTICLES IX	SALES OF ASSETS

SECTION 9.1	ASSETS APPROVED BY THE BOARD

Any mortgage, deed of trust, pledge or other hypothecation of all or any part of the corporation’s property, real or personal, for the purpose of securing the payment or performance of any contract or obligation may be approved by the board. Unless the articles otherwise provide, no approval of shareholders or of the outstanding shares shall be necessary for such action.

A corporation may sell, lease, convey, exchange, transfer, or otherwise dispose of all or substantially all of its assets when the principal terms are approved by the board, and, unless the transaction is in the usual and regular course of its business, approved by the outstanding shares, either before or after approval by the board and before or after the transaction.

Notwithstanding approval of the outstanding shares, the board may abandon the proposed transaction without further action by the shareholders, subject to the contractual rights, if any, of third parties.

The sale, lease, conveyance, exchange, transfer or other disposition may be made upon those terms and conditions and for that consideration as the board may deem in the best interests of the corporation. The consideration may be money, securities, or other property.

ARTICLES X	MERGER & CONVERSION

SECTION 10.1	TERMS OF MERGER

A corporation may merge with one or more domestic corporations, foreign corporations, or other business entities. The board of each corporation which desires to merge shall approve an agreement of merger. The constituent corporations shall be parties to the agreement of merger and other persons, including a parent party, may be parties to the agreement of merger. The agreement shall state all of the following:

1.	The terms and conditions of the merger.

2.	The amendments of the articles of the surviving corporation to be effected by the merger, if any. If any amendment changes the name of the surviving corporation the new name may be the same as or similar to the name of a disappearing domestic or foreign corporation.

3.	The name and place of incorporation of each constituent corporation and which of the constituent corporations is the surviving corporation.

4.	The manner of converting the shares of each of the constituent corporations into shares or other securities of the surviving corporation and, if any shares of any of the constituent corporations are not to be converted solely into shares or other securities of the surviving corporation, the cash, rights, securities, or other property which the holders of those shares are to receive in exchange for the shares, which cash, rights, securities, or other property may be in addition to or in lieu of shares or other securities of the surviving corporation, or that the shares are canceled without consideration.

5.	Other details or provisions as are desired, if any, including, without limitation, a provision for the payment of cash in lieu of fractional shares or for any other arrangement with respect thereto consistent with the provisions.

Each share of the same class or series of any constituent corporation (other than the cancellation of shares held by a constituent corporation or its parent or a wholly owned subsidiary of either in another constituent corporation) shall, unless all shareholders of the class or series consent, be treated equally with respect to any distribution of cash, rights, securities, or other property. Except in a short-form merger, and in the merger of a corporation into its subsidiary in which it owns at least 90 percent of the outstanding shares of each class, the nonredeemable common shares or nonredeemable equity securities of a constituent corporation may be converted only into nonredeemable common shares of the surviving party or a parent party if a constituent corporation or its parent owns, directly or indirectly, prior to the merger shares of another constituent corporation representing more than 50 percent of the voting power of the other constituent corporation prior to the merger, unless all of the shareholders of the class consent.

SECTION 10.2	TERMS OF CONVERSION

The corporation may be converted into a domestic other business entity if,

1.	Each share of the same class or series of the converting corporation shall, unless all the shareholders of the class or series consent, be treated equally with respect to any cash, rights, securities, or other property to be received by, or any obligations or restrictions to be imposed on, the holder of that share, and

2.	Nonredeemable common shares of the converting corporation shall be converted only into nonredeemable equity securities of the converted entity unless all of the shareholders of the class consent; provided, however, that clause shall not restrict the ability of the shareholders of a converting corporation to appoint one or more managers, if the converted entity is a limited liability company, or one or more general partners, if the converted entity is a limited partnership, in the plan of conversion or in the converted entity’s governing documents. Notwithstanding this section, the conversion of a corporation into a domestic other business entity may be effected only if both of the following conditions are complied with:

a)	The law under which the converted entity will exist expressly permits the formation of that entity pursuant to a conversion.

b)	The corporation complies with any and all other requirements of any other law that applies to conversion to the converted entity.

ARTICLES XI	BANKRUPTCY, REORGANIZATIONS AND ARRANGEMENTS

SECTION 11.1	BANKRUPTCY ARRANGEMENTS

Any domestic corporation with respect to which a proceeding has been initiated under any applicable statute of the United States, as now existing or hereafter enacted, relating to reorganizations or arrangements of corporations, has full power and authority to put into effect and carry out any plan of reorganization or arrangement and the orders of the court or judge entered in such proceeding and may take any proceeding and do any act provided in the plan or directed by such orders, without further action by its board or shareholders. Such power and authority may be exercised and such proceedings and acts may be taken, as may be directed by such orders, by the trustee or trustees of such corporation appointed in the reorganization or arrangement proceeding (or a majority thereof), or if none is appointed and acting, by officers of the corporation designated or a master or other representative appointed by the court or judge, with like effect as if exercised and taken by unanimous action of the board and shareholders of the corporation.

A corporation may, alter, amend or repeal its bylaws; constitute or reconstitute its board and name, constitute or appoint directors and officers in place of or in addition to all or some of the directors or officers then in office; amend its articles; make any change in its capital stock; make any other amendment, change, alteration or provision authorized by this division; be dissolved, transfer all or part of its assets or merge as permitted by this division, in which case, however, no shareholder shall have any statutory dissenter’s rights; change the location of its principal executive office or remove or appoint an agent to receive service of process; authorize and fix the terms, manner and conditions of the issuance of bonds, debentures or other obligations, whether or not convertible into shares of any class or bearing warrants or rights to purchase or subscribe to shares of any class; or lease its property and franchises to any corporation, if permitted by law.

ARTICLES XII	DISSOLUTION

SECTION 12.1	DISSOLUTION BY SHAREHOLDERS

The corporation may elect voluntarily to wind up and dissolve by the vote of shareholders holding shares representing 50 percent or more of the voting power. The corporation which comes within one of the following descriptions may elect by approval by the board to wind up and dissolve:

1.	the corporation as to which an order for relief has been entered under Chapter 7 of the federal bankruptcy law.

2.	the corporation which has disposed of all of its assets and has not conducted any business for a period of five years immediately preceding the adoption of the resolution electing to dissolve the corporation.

3.	the corporation which has issued no shares.

SECTION 12.2	DISSOLUTION BY INCORPORATORS

Notwithstanding any other provision of this division, when a corporation has not issued shares, a majority of the directors, or, if no directors have been named in the articles or been elected, the incorporator or a majority of the incorporators may sign and verify a certificate of dissolution stating the following:

1.	That the certificate of dissolution is being filed within 12 months from the date the articles of incorporation were filed.

2.	That the corporation does not have any debts or other liabilities.

3.	That the tax liability will be satisfied on a taxes paid basis or that a person or corporation or other business entity assumes the tax liability, if any, of the dissolving corporation and is responsible for additional corporate taxes, if any, that are assessed and that become due after the date of the assumption of the tax liability.

4.	That a final franchise tax return, as described by Section 23332 of the Revenue and Taxation Code, has been or will be filed with the Franchise Tax Board as required under Part 10.2 (commencing with Section 18401) of Division 2 of the Revenue and Taxation Code.

5.	That the corporation has not conducted any business from the time of the filing of the articles of incorporation.

6.	That the known assets of the corporation remaining after payment of, or adequately providing for, known debts and liabilities have been distributed to the persons entitled thereto or that the corporation acquired no known assets, as the case may be.

7.	That a majority of the directors, or, if no directors have been named in the articles or been elected, the incorporator or a majority of the incorporators authorized the dissolution and elected to dissolve the corporation.

8.	That the corporation has not issued any shares, and if the corporation has received payments for shares from investors, those payments have been returned to those investors.

9.	That the corporation is dissolved.

SECTION 12.3	CERTIFICATE OF DISSOLUTION

A certificate of dissolution signed shall be filed with the Secretary of State. Upon filing a certificate of dissolution a corporation shall be dissolved and its powers, rights, and privileges shall cease.

If the corporation has elected to wind up and dissolve a certificate evidencing such election shall forthwith be filed. The certificate shall be an officers’ certificate or shall be signed and verified by at least a majority of the directors then in office or by one or more shareholders authorized to do so by shareholders holding shares representing 50 percent or more of the voting power and shall set forth:

1.	That the corporation has elected to wind up and dissolve.

2.	If the election was made by the vote of shareholders, the number of shares voting for the election and that the election was made by shareholders representing at least 50 percent of the voting power.

3.	If the certificate is executed by a shareholder or shareholders, that the subscribing shareholder or shareholders were authorized to execute the certificate by shareholders holding shares representing at least 50 percent of the voting power.

If a voluntary election to wind up and dissolve may be revoked prior to distribution of any assets by the vote of shareholders holding shares representing a majority of the voting power, or by approval by the board. The certificate shall set forth:

1.	That the corporation has revoked its election to wind up and dissolve.

2.	That no assets have been distributed pursuant to the election.

3.	If the revocation was made by the vote of shareholders, the number of shares voting for the revocation and the total number of outstanding shares the holders of which were entitled to vote on the revocation.

4.	If the election and revocation was by the board, that shall be stated.

ARTICLE XIII	MISCELLANEOUS

SECTION 13.1	ACCOUNTING YEAR

The accounting year shall be fix by the resolution of the Board of Directors. The Accounting year shall be fiscal or calendar year.

SECTION 13.2	SUBSIDIARY CORPORATIONS

Shares of this corporation owned by a subsidiary shall not be entitled to vote on any matter.

SECTION 13.3	MISCELLANEOUS

CERTIFICATE OF ADOPTION OF THE BYLAWS

This is to certify that I am the duly-elected, qualified and acting Secretary of the above mentioned corporation and that the above and foregoing code of bylaws was submitted to the shareholders at their first meeting held on the date set forth in these bylaws and recorded in the minutes thereof, was ratified by the vote of shareholders entitled to exercise the majority of the voting power of said corporation.

In the witness whereof, I have hereunto set my hand this

   1st    day of    April   , 2022.

/s/ Khiow Hui Lim
/ Secretary